EXHIBIT 99.9


FOR IMMEDIATE RELEASE

BLACK WARRIOR WIRELINE CORP. ANNOUNCES AMENDMENT OF SENIOR CREDITOR LOAN AMENDMENT, INCREASED CAPITAL EXPENDITURES BUDGET, CONVERSION OF DEBT TO EQUITY, AND ENGAGEMENT OF FINANCIAL ADVISOR

Monday, January 29, 2001

JANUARY 29, 2001, COLUMBUS, MS - Black Warrior Wireline Corp. (OTC-BWWL) announced today that it has entered into an amendment to its loan agreement with Coast Business Credit, Black Warrior's senior secured lender. Under the terms of the amendment, Coast agreed to defer a portion of principal payments through June 2001, to reset financial covenants to terms more favorable to Black Warrior, and to waive existing events of non-compliance with the loan agreement.

As a result of the deferral of the principal payments, Black Warrior has been able to increase its capital expenditure budget for the current year seeking to capitalize on the current strong oil and gas markets. With these increased capital expenditures, Black Warrior intends to expand the capacity of its wireline, MWD and directional drilling services.

Further,  Black  Warrior  announced  that in December  2000 St.  James  Merchant
Bankers, Black Warrior's largest subordinated debt holder, converted an aggregate of $3.8 million of principal and interest into approximately 5 million shares of common stock at a conversion price of $0.75 per share. John Thompson, president of St. James Merchant Bankers, commented, "We are impressed by Black Warrior's dramatic improvement in operating trends in every division. Our conversion of debt to equity reflects our confidence in Black Warrior and its management team and our commitment to the company."

Additionally, Black Warrior has engaged Growth Capital Partners, a Texas based investment and merchant banking firm, to advise it on strategies to maximize shareholder value.

Bill  Jenkins,  president  of Black  Warrior,  commented,  "The strong  economic conditions in our markets coupled with the additional funds available as a result of the deferral of a portion of our principal payments will provide us with the opportunity to grow our business significantly over the next several months. The principal deferral will provide us with the availability of funds to step up our capital expenditure budget to meet the expected activity increase. Our third quarter 2000 revenues were 75% greater than third quarter 1999, and we anticipate continued strong growth. St. James's conversion of debt into equity strengthens our balance sheet and demonstrates their confidence in the continuation of Black Warrior's current trend in improving operating results. Given the environment we are currently operating in, the board of directors thought it wise to engage Growth Capital Partners as our financial advisor to help us better define our business plan and to help us develop and evaluate strategic alternatives in an effort to maximize shareholder value."

Black Warrior Wireline is an oil and gas service company currently providing various services to oil and gas well operators in all major U.S. markets both onshore and offshore.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business activities, financing activities and operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and business and financing activities may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for oil and gas, the ability of the Company to participate in the increased demand for oil and gas well services, increases in the Company's margins and level of activity, the continuation of recent trends improving the revenues of the oil and gas service sector, and the demand for and utilization of the Company's services. There can be no assurance that favorable factors and industry conditions will continue in the future. Important factors that could cause such difference are also described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.